UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 19, 2005 ebank Financial Services, Inc.
(Exact name of registrant as specified in its charter)

GEORGIA (State or other jurisdiction of incorporation)	000-24043 (Commission File Number)	58-2349097 (IRS Employer Identification No.)
2410 Paces Ferry Road, Suite 190
Atlanta Georgia 30339
(Address of Principal Executive
Offices) (Zip Code)
(770) 863-9225
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On Monday, September 19, 2005, the Board of Directors of ebank Financial Services, Inc. (the “Company”) approved an amendment to the cash bonus plan for designated officers of the Company and the Company’s subsidiary, ebank, for the 2005 fiscal year. The Board of Directors of the Company also established the performance criteria under the plan for each participating officer. Three of the executives covered by the plan are the “named executive officers” of the Company whose compensation is subject to disclosure in the Company’s annual proxy statements.
     The amendment to the cash bonus plan created a “stretch” award component designed to award extraordinary performance. This stretch award component increased the maximum potential cash bonus amounts for each participating officer. With respect to the Company’s named executive officers, such stretch amounts are as follows: Chief Executive — 50% of base salary ($87,500) and Chief Financial Officer and Chief Credit Officer — 30% of base salary ($33,600).
     The following table reflects potential bonus payouts at each performance level for each participating named executive officer, based on current base salary levels:

		2005
		Minimum	2005 Target	2005 Max.	2005
	2005	Award	Award	Award	Stretch Award
	Base	Percentage	Percentage	Percentage	Percentage
Officer	Salary	and Amount	and Amount	and Amount	and Amount

James L. Box, Chief Executive Officer	$175,000	7.5%; $13,125	15%; $26,250	30%; $52,500	50%; $87,500

Wayne W. Byers, Chief Financial Officer	$112,000	5%; $5,600	10%; $11,200	20%; $22,400	30%; $33,600

Michael J. Curasi, Chief Credit Officer	$112,000	5%; $5,600	10%; $11,200	20%; $22,400	30%; $33,600
     The Company’s Board of Directors also approved the criteria to be used to determine the amount of the cash bonus that each executive may earn under the plan. As previously disclosed by the Company in its July 1, 2005 Form 8-K announcing the establishment of the plan, 75% of the potential bonus for the Chief Executive Officer will be determined based on the performance of ebank and 25% will be determined on individual performance criteria. Additionally, for the other participating executives, 50% of the potential bonuses will be determined based on ebank’s performance and 50% will be based on individual performance criteria.
     The Board of Directors of the Company established the following criteria with respect to ebank’s performance:

	Minimum	Target	Maximum	Stretch
	Award	Award	Award	Award
	Criteria	Criteria	Criteria	Criteria
Net income of ebank for fiscal 2005	$960,000	$1.2 million	$1.44 million	$1.68 million
     The individual performance portion of the cash bonus for the Chief Executive Officer will be determined by the Compensation Committee in connection with a performance review at the conclusion of the 2005 fiscal year. The individual performance portion of the cash bonus for the other participating officers will be determined by the Chief Executive Officer in connection with performance reviews at the conclusion of the 2005 fiscal year.

Item 7.01 Regulation FD Disclosure.
     The Company also announced today the acceleration of the vesting periods of all of outstanding, unvested stock options granted under the Company’s 1998 Stock Incentive Plan (as amended) as of September 7, 2005. Pursuant to the terms of the Company’s 1998 Stock Incentive Plan, the exercise periods of all outstanding, unvested options automatically accelerate and become immediately exercisable upon the occurrence of a change in the ownership, holding or power to vote more than 25% of the Company’s common stock. According to a filing with the Securities and Exchange Commission by Mr. Edward Terry on September 7, 2005, Mr. Terry exceeded the 25% threshold.
     On September 7, 2005, the Company had outstanding under its 1998 Stock Incentive Plan options to purchase 308,917 shares of the Company’s common stock, 207,250 of which were fully vested. Accordingly, as of September 7, 2005, options to purchase an additional 101,667 shares of the Company’s common stock were accelerated and became immediately exercisable.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ebank Financial Services, Inc.
Date: September 22, 2005	By:	/s/ James L. Box
James L. Box
President and Chief Executive Officer

4